Exhibit 99.1

Praxair Distribution Announces Price Increases Effective September 1, 2008

DANBURY, Conn.--(BUSINESS WIRE)--Praxair Distribution, Inc., a subsidiary of Praxair, Inc. (NYSE: PX), is notifying its industrial, medical and specialty gas cylinder customers in the U.S. and Canada of price increases effective September 1, 2008 or as otherwise permitted by customer contracts.

Increases will be up to:

  30% for helium, hydrogen, fuel gases and rare gases
  15% for oxygen, nitrogen, argon, carbon dioxide/dry ice and specialty gases
  15% for cylinder rental and facility fees
  5% for equipment and consumables

In some circumstances, price adjustments may be higher or lower than these percentages.

These actions are being implemented in response to rapidly escalating energy, fuel and other operational costs, current supply/demand imbalances and increases in the cost of capital goods required to support product supply to customers.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair Distribution, Inc.
Gary Gillum, Media, 203-837-2702
gary_gillum@praxair.com
or
Elizabeth Hirsch, Investors, 203-837-2354
liz_hirsch@praxair.com